UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 28, 2005
Date of Report (date of earliest event reported)

EAST WEST BANCORP, INC.
(Exact name of registrant as specified in its charter)

Commission file number 000-24939
Delaware	95-4703316
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

415 Huntington Drive, San Marino, California 91108
(Address of principal executive offices including zip code)

(626) 799-5700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

East West Bancorp, Inc.
Current Report of Form 8-K

Item 1.01 Entry into a Material Definitive Agreement.

On December 23, 2005, East West Bancorp, Inc., a California corporation (“East West Bancorp”), its wholly owned subsidiary, East West Bank, a California state bank (“East West Bank”), and Standard Bank, a federal savings bank (“Standard Bank”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Standard Bank will merge with and into East West Bank, with East West Bank as the surviving bank (the “Merger”).

The consideration to be paid in the Merger, approximately $204 million, is a combination of cash and stock equal to 2 times Standard Bank’s shareholders’ equity on September 30, 2005, subject to certain adjustments (the “Merger Consideration”). The shareholders of Standard Bank will receive a minimum of 65% and up to 100% of the Merger Consideration in shares of East West Bancorp common stock. Each shareholder will have the option to receive up to 100% of the consideration in shares or in cash, or in a combination of shares and cash. The combination of cash and stock will be prorated if Standard Bank’s shareholders elect to receive more than 35% of the total Merger Consideration in cash.

The Merger Agreement contains customary representations and warranties of the parties and customary covenants, including a covenant on the part of Standard Bank not to solicit, provide confidential information with respect to, recommend to shareholders, or otherwise encourage competing acquisition proposals.

Consummation of the Merger is conditioned upon, among other things, (i) regulatory approval, (ii) the absence of any laws or other similar orders prohibiting the consummation of the Merger, (iii) the accuracy of the representations and warranties and the fulfillment of all covenants contained in the Merger Agreement, and (iv) each party having performed all of its obligations under the Merger Agreement. Consummation of the merger is also conditioned upon approval of the outstanding shares of Standard Bank. The directors of Standard Bank have agreed with East West Bancorp in their capacity as shareholders to vote in favor of the Merger. In addition, the Board of Standard Bank has agreed to recommend the merger for approval by the shareholders.

The Merger Agreement may be terminated if, among other things, (i) the parties mutually agree to such termination, (ii) regulatory approval and the approval of Standard Bank’s shareholders are not received, (iii) the Merger is not consummated by June 30, 2006, (iv) either party breaches, without cure, any representation or warranty contained in the Merger Agreement that, individually or in the aggregate, has a material adverse effect on the breaching party, or (v) either party materially breaches, without cure, a covenant or agreement contained in the Merger Agreement.

The Merger will be completed as soon as is practicable after all regulatory approvals have been obtained and all other conditions in the Merger Agreement have been satisfied or waived.

This description of the Merger and the Merger Agreement is a summary only and is qualified by reference to the full text of the Merger Agreement which shall be filed with East West Bancorp’s annual report on Form 10-K for the fiscal year 2005.

On December 28, 2005, East West Bancorp issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached to this current report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Not Applicable
(b) Not Applicable
(c) Exhibits
99.1    Exhibit 99.1 Press Release, dated December 28, 2005, issued by East West Bancorp, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2005

EAST WEST BANCORP, INC.
By:	/s/ Julia Gouw
Julia Gouw Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Exhibit 99.1 Press Release, dated December 28, 2005, issued by East West Bancorp, Inc.